Registration No. 333-178320

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GAZIT-GLOBE LTD.
(Exact Name of Registrant as Specified in its Charter)

State of Israel	6500	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Gazit-Globe Ltd.
1 Hashalom Rd.
Tel-Aviv 67892, Israel
(972)(3) 694-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gazit Group USA, Inc.
1696 NE Miami Gardens Drive,
North Miami Beach, FL
33179, USA
(305) 947-8800

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Dan Shamgar, Adv. Shaul Hayoun, Adv. Meitar Liquornik Geva & Leshem Brandwein 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (972)(3) 610-3100 Fax: (972)(3) 610-3111	Phyllis G. Korff, Esq. Yossi Vebman, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Tel: (212) 735-3000 Fax: (212) 735-2000	Aaron M. Lampert, Adv. Tuvia J. Geffen, Adv. Naschitz, Brandes & Co. 5 Tuval Street Tel-Aviv 67897, Israel Tel: (972)(3) 623-5000 Fax: (972)(3) 623-5005	Colin J. Diamond, Esq. Joshua G. Kiernan, Esq. White & Case LLP 1155 Avenue of the Americas New York, New York 10036-2787 Tel: (212) 819-8200 Fax: (212) 354-8113

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The purpose of this Amendment No. 2 to Form F-1 Registration Statement (No. 333-178320) is to file Exhibit 5.1 and to reflect such filing in the Index to Exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors, Officers and Employees

An Israeli company may indemnify a director or officer in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association. Our articles of association provide that we are permitted to indemnify directors and to the fullest extent permitted or to be permitted by the Israeli Companies Law.

An undertaking provided in advance by an Israeli company to indemnify a director or officer with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or based on a criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the above-mentioned events and amount or criteria.

In addition, a company may indemnify a director or officer against the following liabilities incurred for acts performed as director or officer:

•	reasonable litigation expenses, including attorneys’ fees, incurred by the director or officer as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the director or officer or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the director or officer was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer if and to the extent provided in the Company’s articles of association:

•	a breach of duty of loyalty to the company, provided that the director or officer acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of a director or officer; and

•	a financial liability imposed on the director or officer for the benefit of a third party.

An Israeli company may not indemnify or insure a director or officer against or for any of the following:

•	a breach of fiduciary duty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the director or officer acted in good faith and had a reasonable basis to believe that the act would not prejudice harm the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the director or officer;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit imposed on the director or officer.

Under the Israeli Companies Law, indemnification and insurance of directors and officers must be approved by our audit committee and our board of directors and, in respect of our directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, by our shareholders. Our directors and officers are currently covered by a directors and officers’ liability insurance policy with respect to specified claims. To date, other than with respect to the claims related to Atrium described in this registration statement, no claims for liability have been filed under this policy. In addition, we have made indemnification undertakings with respect to each of our directors and officers providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as such. This indemnification is limited both in terms of amount and coverage. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

During the past three years, the registrant has issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act.

Distribution
	Title and Number of				Discount or
Date of Sale or Issuance	Securities	Consideration	Distributors	Purchasers	Commission

February 2009	NIS 403.7 million in par value of Series J Debentures and 2,100,000 warrants to purchase debentures of par value NIS 100	NIS 405 million	Leader Issuances (1993) Ltd.; Clal Finance Underwriting Ltd; Excellence Nesua Underwriting (1993) Ltd; Poalim IBI Underwriting Ltd.; Leumi Partners Underwriters Ltd.; Menora Mivtachim Underwriters & Management Ltd; Apex Underwriting & Issue Management Ltd .	Public offering	NIS 1,321,448
May 2009	NIS 123.5 million in par value of Series I Debentures	NIS 120 million	Leader Issuances (1993) Ltd.; Clal Finance Underwriting Ltd.; Leumi Partners Underwriters Ltd.; Apex Underwriting & Issue Management Ltd; Excellence Nesua Underwriting (1993) Ltd; Poalim IBI Underwriting Ltd; Menora Mivtachim Underwriters & Management Ltd	Public offering	NIS 396,001
December 2009	NIS 74 million in par value of Series E Debentures and NIS 155.3 million in par value of Series I Debentures	NIS 231 million	Leader Issuances (1993) Ltd.; Clal Finance Underwriting Ltd.; Leumi Partners Underwriters Ltd.; Apex Underwriting & Issue Management Ltd; Excellence Nesua Underwriting (1993) Ltd; Poalim IBI Underwriting Ltd; Menora Mivtachim Underwriters & Management Ltd	Public offering	NIS 692,844
October 2009	7,250,000 ordinary shares plus warrants exercisable for 2,420,000 ordinary shares	NIS 33.50 per share		Psagot Provident Fund Ltd. and funds affiliated with Clal Insurance Ltd.	—
November 2009	1,500,000 ordinary shares plus warrants exercisable for 500,000 ordinary shares	NIS 33.50 per share		Norstar	—
February 2010	NIS 177.5 million in par value of Series D Debentures	NIS 200 million		Institutional Investors	—
July 2010	NIS 431 million in par value of Series I Debentures	NIS 497 million	Leader Issuances (1993) Ltd.; Clal Finance Underwriting Ltd.; Leumi Partners Underwriters Ltd.; Apex Underwriting & Issue Management Ltd; Excellence Nesua Underwriting (1993) Ltd; Barak Capital Underwriting Ltd; Poalim IBI Underwriting Ltd; Menora Mivtachim Underwriters & Management Ltd	Public offering	NIS 1,502,585
November 2010	15,500,000 ordinary shares	NIS 42.00 per share	Leader Issuances (1993) Ltd.; Clal Finance Underwriting Ltd.; Leumi Partners Underwriters Ltd.; Apex Underwriting & Issue Management Ltd; Barak Capital Underwriting Ltd; Poalim IBI Underwriting Ltd	Public offering	NIS 4,026,000
September 2011	NIS 451.05 million in par value of Series K Debentures	NIS 446 million	Leader Issuances (1993) Ltd; Clal Finance Underwriting Ltd.; Leumi Partners Underwriters Ltd; Discount Underwriting & Issuances Ltd.; Apex Underwriting & Issue Management Ltd; Excellence Nesua Underwriting (1993) Ltd; Barak Capital Underwriting Ltd; Meitav Issuances & Financing Ltd.; Poalim IBI Underwriting Ltd	Public offering	NIS 1,177,330

In addition, during the past three years, the registrant issued to its officers, directors and employees options to purchase 2,289,200 ordinary shares of the registrant pursuant to compensatory benefit plans or other written contracts or arrangements related to compensation in reliance on Regulation S and Rule 701.

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

EXHIBIT INDEX

No.	Description

1.1	Form of Underwriting Agreement.**
3.1	Articles of Association of the Registrant, as in effect prior to approval of amendments at the extraordinary general meeting on December 13, 2011.¥**
3.2	Articles of Association of the Registrant, as currently in effect.¥**
3.3	Form of Articles of Association of the Registrant, to be in effect if approved at the Extraordinary General Meeting. ¥**
3.4	Memorandum of Association of the Registrant, as currently in effect and to be in effect upon completion of the offering. ¥**
3.5	Form of Memorandum of Association of the Registrant, to be in effect if approved at the Extraordinary General Meeting. ¥**
5.1	Opinion of Meitar Liquornik Geva & Leshem Brandwein as to the validity of the ordinary shares (including consent).
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S. federal tax matters (including consent).**
10.1	Transaction Agreement among Atrium European Real Estate, Gazit Midas Limited and CPI CEE Management LLC, dated September 2, 2009.**
10.2	Amended and Restated Relationship Agreement among Atrium European Real Estate, Gazit Midas Limited and CPI CEE Management LLC, dated September 2, 2009.**
10.3	Equityholders Agreement among Equity One, Inc., Capital Shopping Centres Group PLC, Liberty International Holdings Limited, the registrant, MGN (USA) Inc., Gazit (1995), Inc., MGN America, LLC, Silver Maple (2001), Inc. and Ficus, Inc., dated May 23, 2010.**
10.4	Amendment No. 1 among Equity One, Inc., Capital Shopping Centres Group PLC, Liberty International Holdings Limited, the registrant, MGN (USA) Inc., Gazit (1995), Inc., MGN America, LLC, Silver Maple (2001), Inc., Ficus, Inc. and Gazit First Generation LLC.**
10.5	Intercompany Agreement among the registrant, MGN (USA) Inc., Gazit (1995), Inc., MGN America, LLC, Silver Maple (2001), Inc., and Ficus, Inc, dated as of May 23, 2010.**
10.6	2011 Shareholders’ Agreement among Alony Hetz Properties & Investments, Ltd., A.H. Canada Holdings Ltd., the registrant, Gazit Canada Inc., and Gazit 2003 Inc., dated January 9, 2011.**
10.7	Facility Agreement between the registrant, Bank Hapoalim, Israel Discount Bank Ltd and Union Bank of Israel Ltd., dated November 29, 2009, and amendments thereto.+**
10.8	Credit Facility Agreement between the registrant and Israel Discount Bank Ltd., dated May 17, 2010, and amendment thereto. ¥+**
10.9	Facility Agreement between the registrant and Bank Hapoalim, B.M., dated July 13, 2010, and amendments thereto.+**
10.10	Facility Agreement between Gazit Canada Inc. and Bank Hapoalim, B.M., dated July 13, 2010, and amendments thereto.+**
10.11	Amending Agreement to Additional Conditions for Granting Credits between the registrant and Bank Leumi le-Israel B.M., dated April 17, 2011 and Amended and Restated Additional Conditions for Granting Credits, dated June 21, 2011.+**
10.12	Amended and Restated Loan Agreement among Gazit First Generation LLC, the registrant and Bank Leumi USA, dated June 21, 2011.+**
10.13	Private Allotment Agreement between the registrant and Gazit Inc. (now known as Norstar Holdings Inc.) with respect to the private placement dated October 15, 2009.**
10.14	Amended and Restated Co-operation and Voting Agreement between Gazit Midas Limited and CPI CEE Management LLC, dated September 2, 2009.**
21.1	List of subsidiaries of the Registrant.**
23.1	Consent of Kost Forer Gabbay & Kasierer, independent registered public accounting firm.**
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.**
23.3	Consent of KPMG Channel Islands Limited, independent public accounting firm.**
23.4	Consent of Meitar Liquornik Geva & Leshem Brandwein (included in Exhibit 5.1).

No.	Description

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).**
23.6	Consent of Cushman & Wakefield, Inc., source for third party industry data.**
24.1	Powers of Attorney.**
99.1	Consent of Gary Epstein (Director Nominee)**
99.2	Consent of Douglas Sesler (Director Nominee)**

¥	English translation of original Hebrew document.

**	Previously filed.

+	Portions of these exhibits have been omitted pursuant to a request for confidential treatment. The omitted portions have been filed with the Commission.

(b)	Financial Statement Schedules

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Registrant’s consolidated financial statements and related notes thereto.

Item 9.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To provide the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 13th day of December, 2011.

GAZIT-GLOBE LTD.

By:	/s/ Aharon Soffer
Aharon Soffer
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name		Title	Date

* Aharon Soffer		President (principal executive officer)	December 13, 2011

/s/ Gadi Cunia Gadi Cunia		Chief Financial Officer (principal financial officer and principal accounting officer)	December 13, 2011

* Chaim Katzman		Chairman of the Board	December 13, 2011

* Arie Mientkavich		Director	December 13, 2011

* Dori Segal		Director	December 13, 2011

* Yair Orgler		Director	December 13, 2011

* Haim Ben-Dor		Director	December 13, 2011

* Shaiy Pilpel		Director	December 13, 2011

* Noga Knaz		Director	December 13, 2011

Gazit Group USA, Inc.

By:	/s/ Aharon Soffer /s/ Gadi Cunia Name: Aharon Soffer & Gadi CuniaTitle: President & Senior Executive VP & CFO	Authorized Representative in the United States	December 13, 2011

*By:	/s/ Gadi Cunia Gadi Cunia Attorney-in-fact